UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2022

Apollo Asset Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor
New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
6.375% Series A Preferred Stock	AAM.PR A	New York Stock Exchange
6.375% Series B Preferred Stock	AAM.PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2022, ACMP Holdings LLC, as borrower (the “Borrower”), a subsidiary of Apollo Asset Management, Inc., entered into a new revolving credit agreement (as amended, supplemented or otherwise modified from time to time, the “ACMP Credit Facility”) with Apollo Capital Markets Management, L.P., as investment manager, Sumitomo Mitsui Banking Corporation, as lead arranger, administrative agent and letter of credit issuer, Mizuho Bank Ltd., as lead arranger and the lenders from time to time party thereto.

The ACMP Credit Facility provides for a revolving credit facility to the Borrower with a final maturity date of April 1, 2025, which may at the Borrower’s request be extended for two additional 12-month periods. The amounts borrowed under the ACMP Credit Facility shall not exceed the lesser of the facility amount, being $1.5 billion as of the Closing Date, and 90% of the unfunded capital commitments of the Included Investors (as defined below). The Borrower may request to increase the facility amount to $2.0 billion subject to satisfaction of certain customary conditions and arrangements of commitments. The ACMP Credit Facility does not require any scheduled amortization payments or other mandatory prepayments (except with respect to obligations that exceed the available commitments under the ACMP Credit Facility) prior to the final maturity date, and the Borrower may prepay the loans and/or terminate or reduce the revolving commitments under the ACMP Credit Facility at any time without penalty.

The ACMP Credit Facility is secured by the pledge and assignment of the rights of the Borrower’s two members, Apollo Capital Markets Partnership (Offshore), L.P. and Apollo Capital Markets Partnership, L.P. (collectively, the “Pledgors”), to capital contributions from their investors (the “Included Investors”). Obligors under the ACMP Credit Facility are limited to the Borrower and the Pledgors. Liabilities under the ACMP Credit Facility are non-recourse to Apollo, except that certain Included Investors provided customary comfort letters with respect to their capital contributions to the Pledgors.

The ACMP Credit Facility contains affirmative and negative covenants (subject to certain exceptions and baskets) which limit the ability of the Borrower and certain of their subsidiaries to, among other things, create liens on the collateral. The ACMP Credit Facility also contains customary events of default, including events of default arising from non-payment, material misrepresentations, breaches of covenants, cross default to material indebtedness, bankruptcy and changes in control of the general partner of the Pledgors.

Borrowings under the ACMP Credit Facility may be used for the Borrower’s investment activities, to provide working capital or for other purposes permitted under the Borrower’s governing documents, corporate documents, and all related documentation including subscription documents. The Borrower intends to use the ACMP Credit Facility primarily to facilitate the settlement of financing transactions funded or syndicated by Apollo’s capital markets business and the Borrower is an entity solely involved in Apollo’s capital markets business.

The foregoing description of the ACMP Credit Facility does not purport to be complete and is qualified in its entirety by reference to the ACMP Credit Facility, which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1+	ACMP Credit Facility, dated April 1, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Asset Management, Inc.

Date: April 7, 2022	By:	/s/ Johannes Worsoe
	Name:	Johannes Worsoe
	Title:	Chief Financial Officer